Investment Company Act File No. 811-23355

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 15 ☒

CPG FOCUSED Access Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

660 Fifth Avenue
New York, New York 10103
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Alex Lee
c/o Central Park Advisers, LLC
660 Fifth Avenue
New York, New York 10103
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Stradley Ronon Stevens & Young, LLP

100 Park Avenue, Suite 2000

New York, NY 10017

212-812-4125

Check each box that appropriately characterizes the Registrant:

☒ Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐ Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐ Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐ A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐ Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐ Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐ If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐ New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act, since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Investment Company Act File No. 811-23355

CPG FOCUSED ACCESS FUND, LLC

April 2025

Supplement to the Confidential Memorandum Dated April 1, 2024

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG FOCUSED ACCESS FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, UNITS OF LIMITED LIABILITY COMPANY INTERESTS (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS AN ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

CPG Focused Access Fund, LLC Supplement

April 2025

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated April 1, 2024, as amended or supplemented from time to time (the "Memorandum") of CPG Focused Access Fund, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application.

* * *

This Supplement advises Investors of (i) certain changes to the membership of the Fund's Investment Committee as described below; (ii) the resignation of Ruth Goodstein from the Fund’s Board of Directors; (iii) the resignation of Michael Mascis as the Fund’s Principal Executive Officer; (iv) the appointment of Alex Lee to the Fund’s Board of Directors and as the Fund’s Principal Executive Officer; and (v) certain changes to the Fund's Key Persons. The foregoing is effective as of April 10, 2025.

The section of the Memorandum entitled "Investment Advisory Services—Portfolio Management—Investment Committee" is hereby amended to update information about the Fund’s Investment Committee and other Officers.

Luke Crozier, Alex Lee, Charlie Spiller and Mitchell Tanzman will remain as members of the Investment Committee; Graeme Conway will join the Investment Committee; and all references to the other members of the Investment Committee in the Memorandum are hereby deleted as those individuals no longer will be serving on it. All references to Ms. Goodstein in her role on the Fund’s Board of Directors and Investment Committee and Mr. Mascis in his role as the Fund’s Principal Executive Officer and on the Investment Committee are hereby deleted.

Graeme Conway. Graeme Conway is Macquarie Asset Management ("MAM")'s Global Chief Commercial Officer and sits on MAM’s Executive Committee. Mr. Conway oversees MAM’s Insurance, Wealth Solutions and Investment Solutions businesses. Mr. Conway has 27 years of experience in infrastructure and asset management. Mr. Conway has worked in markets around the world including Australia, Europe, and North America and across the infrastructure industry in advisory, project finance, structured finance, and infrastructure funds management. Prior to his current role Mr. Conway was Head of Infrastructure and Real Assets in the Americas and was a member of the Investment Committees for MAM’s infrastructure and real estate funds in the Americas region, including the Macquarie Infrastructure Partner series of funds. Mr. Conway began his career with Macquarie Group in Sydney in 1997. He moved to the UK in 2001 where he worked on the establishment of MAM’s first European infrastructure fund. He subsequently established Macquarie Capital Advisory’s European Utilities and Energy Team and thereafter became Head of Macquarie Capital Europe. Mr. Conway moved to Macquarie’s New York offices in 2012 and was Head of MAM’s infrastructure and real assets business in the Americas until 2019. Mr. Conway holds Bachelor of Engineering and a Bachelor of Commerce in Finance and Management degrees from the University of Western Australia.

Alex Lee. Alex Lee is Head of MAM Wealth Solutions (as of May 2025), Chair of the Investment Committee, a Director of the Fund and Principal Executive Officer of the Fund. He previously served as a Vice President of the Fund and Co-Head of MAM Wealth Solutions from 2024 to 2025. Mr. Lee joined MAM as part of Macquarie's 2022 acquisition of Central Park Group, where he was director of research. Mr. Lee has more than 25 years of experience in the financial services industry. Prior to joining Central Park Group in 2010, Mr. Lee was a vice president at First Eagle Investment Management, where he co-managed several multi-manager hedge fund portfolios. Prior to First Eagle, he was the director of research for Bookbinder Capital Management, an alternative investment manager specializing in hedge funds. Before that, Mr. Lee was an investment banking associate at Bear, Stearns & Co., Inc., where he worked on numerous transactions for clients in the financial services industry. Mr. Lee began his career as an investment analyst for Mesirow Financial, where he performed hedge fund due diligence. Mr. Lee received his bachelor's degree in political science from Washington University in St. Louis and earned an MBA from the Leonard N. Stern School of Business at New York University.

The section of the Memorandum entitled "Investment Advisory Services—Portfolio Management—Other Accounts Managed" is hereby amended to add the following information regarding Graeme Conway:

The following table lists the number and types of accounts, other than the Fund, managed by the Fund's Investment Committee members and assets under management in those accounts.

Name	Registered Investment Companies		Pooled Investment Vehicles			Other Accounts
	Number of Accounts*	Assets Managed	Number of Accounts**	Assets Managed		Number of Accounts***	Assets Managed
Graeme Conway	0	N/A1	2	$241,895,5132	[2]	2	$199,334,5072	[2]

*	None of the accounts charge any performance-based advisory fees.

**	These accounts are subject to a performance-based advisory fee.

***	One of the accounts with $77,427,712 in assets under management is subject to a performance-based advisory fee.

1	As of December 31, 2024. Effective April 10, 2025, Mr. Conway joined the Investment Committee of the Fund and the Investment Committee of CPG Carlyle Commitments Fund, LLC.

2	As of September 30, 2024.

As of February 28, 2025, Graeme Conway did not own Units of the Fund.

The following supplements the information (and supersedes any contrary information) in the section of the Memorandum entitled "Management of the Fund–Information About the Directors and Executive Officers":

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex* Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
INTERESTED DIRECTOR
Alex Lee (51) Macquarie Asset Management 660 Fifth Avenue New York, New York 10103 Director and Principal Executive Officer	Term - Indefinite Length - Since 2025	Head, MAM Wealth Solutions (since 2025); Co-Head, MAM Wealth Solutions (2024-2025); Head of Research, MAM Wealth Solutions, (2022-2024); Director of Research of Central Park Group, LLC (2010-2022)	10	None

* The Fund Complex consists of the Fund, CPG Carlyle Commitments Fund, LLC, CPG Carlyle Commitments Master Fund, LLC, CPG Vintage Access Fund, LLC, CPG Vintage Access Fund II, LLC, CPG Vintage Access Fund III, LLC, CPG Vintage Access Fund IV, LLC, CPG Vintage Access Fund V, LLC, CPG Vintage Access Fund VI, LLC and CPG Vintage Access Fund VII, LLC.

● Alex Lee – In addition to serving as a Director of the Fund, Mr. Lee is the Head of MAM Wealth Solutions (as of May 2025), Chair of the Investment Committee and Principal Executive Officer of the Fund. He previously served as a Vice President of the Fund and Co-Head of MAM Wealth Solutions from 2024 to 2025. Mr. Lee joined MAM as part of Macquarie's 2022 acquisition of Central Park Group, where he was director of research. Mr. Lee has more than 25 years of experience in the financial services industry. Prior to joining Central Park Group in 2010, Mr. Lee was a vice president at First Eagle Investment Management, where he co-managed several multi-manager hedge fund portfolios. Prior to First Eagle, he was the director of research for Bookbinder Capital Management, an alternative investment manager specializing in hedge funds. Before that, Mr. Lee was an investment banking associate at Bear, Stearns & Co., Inc., where he worked on numerous transactions for clients in the financial services industry. Mr. Lee began his career as an investment analyst for Mesirow Financial, where he performed hedge fund due diligence. Mr. Lee received his bachelor's degree in political science from Washington University in St. Louis and earned an MBA from the Leonard N. Stern School of Business at New York University.

The following table sets forth the dollar range of ownership of equity securities of the Fund and other registered investment companies overseen by the Director within the Fund Complex, in each case as of December 31, 2024. The Directors are not required to invest in the Fund.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex
Alex Lee	$10,001–$50,000	Over $100,000

The fifth paragraph of the section of the Memorandum entitled "Investment Advisory Services—The Adviser" is hereby deleted and replaced with the following:

The Fund's "Key Persons" (each, a "Key Person") are Mitchell A. Tanzman, Alex Lee and Graeme Conway. Notwithstanding anything set forth above, in the ordinary course of business the Adviser may replace any of the Key Persons with appropriately qualified people at any time.

* * *

If you have any questions, or already have completed an Investor Application/Subscription Agreement in connection with subscribing for Units and wish to discuss further your investment with the Adviser, please feel free to contact the Adviser at (212) 317-9200.

Other than Macquarie Bank Limited ABN 46 008 583 542 ("Macquarie Bank"), any Macquarie Group entity noted in this document is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these other Macquarie Group entities do not represent deposits or other liabilities of Macquarie Bank. Macquarie Bank does not guarantee or otherwise provide assurance in respect of the obligations of these other Macquarie Group entities. In addition, if this document relates to an investment, (a) the investor is subject to investment risk including possible delays in repayment and loss of income and principal invested and (b) none of Macquarie Bank or any other Macquarie Group entity guarantees any particular rate of return on or the performance of the investment, nor do they guarantee repayment of capital in respect of the investment.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements: The audited financial statements of the Registrant for the fiscal year ended April 30, 2024, including the report of the Registrant's independent registered public accounting firm, and the unaudited financial statements of the Registrant for the semi-annual period ended October 31, 2024, are incorporated by reference to the Registrant's Annual Report and Semi-Annual Report, respectively.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-23355) (the "Registration Statement"), filed on June 6, 2018.

	(a)(2)	Amended and Restated Limited Liability Company Agreement (included as Appendix B to the Registrant's Confidential Memorandum).

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)(1)	Rule 18f-3 Plan is incorporated by reference to Exhibit (d)(1) of Amendment No. 1 to the Registration Statement, filed on July 19, 2018 ("Amendment No. 1").

	(d)(2)	See Item 25(2)(a)(2).

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)(1)	Investment Advisory Agreement is incorporated by reference to Exhibit (g)(1) of Amendment No. 11 to the Registration Statement, filed on January 30, 2024 ("Amendment No. 11").

	(g)(2)	Expense Limitation and Reimbursement Agreement is incorporated by reference to Exhibit (g)(2) of Amendment No. 11.

	(h)(1)	Placement Agency Agreement is incorporated by reference to Exhibit (h)(1) of Amendment No. 11.

	(h)(2)	Servicing and Sub-Placement Agency Agreement is incorporated by reference to Exhibit (h)(2) of Amendment No. 11.

	(h)(3)	Rule 12b-1 Plan is incorporated by reference to Exhibit (h)(3) of Amendment No. 11.

	(i)	Not Applicable.

(j)(1)	Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(1) of Amendment No. 11.

(j)(2)	Amendment to the Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(2) of Amendment No. 11.

(k)(1)	Administration, Fund Accounting and Recordkeeping Agreement is incorporated by reference to Exhibit (k)(1) of Amendment No. 11.

(k)(2)	Escrow Agreement is incorporated by reference to Exhibit (k)(2) of Amendment No. 11.

(l)	Not Applicable.

(m)	Not Applicable.

(n)	Not Applicable.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)(1)	Code of Ethics of the Registrant, as revised December 14, 2023, is incorporated by reference to Exhibit (r)(1) of Amendment No. 13 to the Registration Statement, filed on April 1, 2024 ("Amendment No. 13").

(r)(2)	Code of Ethics of Central Park Advisers, LLC is incorporated by reference to Exhibit (r)(2) of Amendment No. 14 to the Registration Statement, filed on September 12, 2024 ("Amendment No. 14").

*	Filed herewith.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees

Blue Sky fees

Printing

Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of February 28, 2025:

Title of Class	Number of Record Holders
Class F1 Units	435
Class F2 Units	134
Class A Units	3,730
Class I Units	1,431

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), included as Appendix B to the Confidential Memorandum, filed as part of Amendment No. 2, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) to Amendment No. 11. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

UMB Fund Services, Inc., the Registrant's administrator, maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212. The other required books and records are maintained by Central Park Advisers, LLC at 660 Fifth Avenue, New York, New York 10103.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of April, 2025.

CPG FOCUSED ACCESS FUND, LLC

By:	/s/ Alex Lee
Alex Lee
Authorized Person

Exhibit Index

None

EX-101	Inline Interactive Data File - the instance document does not appear on the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

EX-101.INS	XBRL Taxonomy Instance Document

EX-101.SCH	XBRL Taxonomy Schema Document

EX-101.DEF	XBRL Taxonomy Definition Linkbase Document

EX-101.LAB	XBRL Taxonomy Label Linkbase Document

EX-101.PRE	XBRL Taxonomy Presentation Linkbase Document